SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                        UNDER THE SECURITIES ACT OF 1934
                               (AMENDMENT NO. __)


                       Endeavour International Corporation
                         ------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                    -----------------------------------------
                         (Title of Class of Securities)

                                    29259G101
                                 --------------
                                 (CUSIP Number)

                                October 31, 2006
                      ------------------------------------
                      (Date of Event Which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                         (Continued on following pages)

                              (Page 1 of 16 Pages)

-------------------                                           ------------------
CUSIP NO. 29259G101                   13G                     Page 2 of 16 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon GP, LLC ("GPLLC")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER
                               17,500 shares of Series A Convertible Preferred
                               Stock convertible into 7,000,000 shares of
                               Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH 17,500 shares of Series A Convertible Preferred Stock convertible into 7,000,000 shares of
                               Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       17,500 shares of Series A Convertible Preferred Stock convertible into 7,000,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.70%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

* All percentage ownerships reported in this Schedule 13G are based on 115,765,177 shares of Common Stock issued and outstanding as of November 3, 2006, as reported by the Issuer (as defined below) in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, filed with the Securities and Exchange Commission on November 8, 2006.

-------------------                                           ------------------
CUSIP NO. 29259G101                   13G                     Page 3 of 16 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners GP, L.P. ("PartnersGP")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER
                               6,125 shares of Series A Convertible Preferred
                               Stock convertible into 2,450,000 shares of
                               Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH 6,125 shares of Series A Convertible Preferred Stock convertible into 2,450,000 shares of
                               Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       6,125 shares of Series A Convertible Preferred Stock convertible into 2,450,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.07%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 29259G101                   13G                     Page 4 of 16 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners, LP ("TPG-Axon Domestic")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER
                               6,125 shares of Series A Convertible Preferred
                               Stock convertible into 2,450,000 shares of
                               Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH 6,125 shares of Series A Convertible Preferred Stock convertible into 2,450,000 shares of
                               Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       6,125 shares of Series A Convertible Preferred Stock convertible into 2,450,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.07%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 29259G101                   13G                     Page 5 of 16 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Capital Management, L.P. ("TPG-Axon Management")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER
                               17,500 shares of Series A Convertible Preferred
                               Stock convertible into 7,000,000 shares of
                               Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH 17,500 shares of Series A Convertible Preferred Stock convertible into 7,000,000 shares of
                               Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       17,500 shares of Series A Convertible Preferred Stock convertible into 7,000,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.70%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 29259G101                   13G                     Page 6 of 16 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners (Offshore), Ltd. ("TPG-Axon Offshore")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER
                               11,375 shares of Series A Convertible Preferred
                               Stock convertible into 4,550,000 shares of
                               Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH 11,375 shares of Series A Convertible Preferred Stock convertible into 4,550,000 shares of
                               Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       11,375 shares of Series A Convertible Preferred Stock convertible into 4,550,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.78%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 29259G101                   13G                     Page 7 of 16 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Dinakar Singh LLC ("Singh LLC")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER
                               17,500 shares of Series A Convertible Preferred
                               Stock convertible into 7,000,000 shares of
                               Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH 17,500 shares of Series A Convertible Preferred Stock convertible into 7,000,000 shares of
                               Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       17,500 shares of Series A Convertible Preferred Stock convertible into 7,000,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.70%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 29259G101                   13G                     Page 8 of 16 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Dinakar Singh ("Mr. Singh")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER
                               17,500 shares of Series A Convertible Preferred
                               Stock convertible into 7,000,000 shares of
                               Common Stock
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH 17,500 shares of Series A Convertible Preferred Stock convertible into 7,000,000 shares of
                               Common Stock
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       17,500 shares of Series A Convertible Preferred Stock convertible into 7,000,000 shares of Common Stock
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.70%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 29259G101                   13G                     Page 9 of 16 Pages
-------------------                                           ------------------

ITEM 1.

      (a)   Name of Issuer: Endeavour International Corporation

      (b)   Address of Issuer's Principal Executive Offices:

            1000 Main Street
            Suite 3300
            Houston, Texas 77002

ITEM 2.

      (a) Name of Person Filing: GPLLC, PartnersGP, TPG-Axon Domestic, TPG-Axon Management, TPG-Axon Offshore, Singh LLC and Mr. Singh.

      (b)   Address of Principal Office:

            (All, except TPG-Axon       TPG-Axon Offshore
            Offshore)

            888 Seventh Avenue          c/o Goldman Sachs (Cayman) Trust Limited
            38th Floor                  PO Box 896 GT, Harbour Centre
            New York, New York 10019    George Town, Grand Cayman
                                        Cayman Islands, BWI

      (c) Citizenship: (All, except TPG-Axon Offshore and Mr. Singh) Delaware; TPG-Axon Offshore: Cayman Islands; Mr. Singh: United States.

      (d) Title of Class of Securities: Common Stock, par value $0.001 per share

      (e)   CUSIP Number: 29259G101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a)|_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b)|_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c)|_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d)|_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e)|_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

      (f)|_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

-------------------                                          ------------------
CUSIP NO. 29259G101                   13G                    Page 10 of 16 Pages
-------------------                                          ------------------

      (g)|_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

      (h)|_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i)|_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j)|_|  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

      IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. |X|

ITEM 4. OWNERSHIP

      (a) Amount beneficially owned:

      TPG-Axon Management, as investment manager to TPG-Axon Domestic and TPG-Axon Offshore, has the power to direct the disposition and voting of the 17,500 shares of Series A Convertible Preferred Stock convertible into 7,000,000 shares of Common Stock held by TPG-Axon Domestic and TPG-Axon Offshore. PartnersGP is the general partner of TPG-Axon Domestic. GPLLC is the general partner of PartnersGP and TPG-Axon Management. Singh LLC is a Managing Member of GPLLC. Mr. Singh, an individual, is the Managing Member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the securities held by TPG-Axon Domestic and TPG-Axon Offshore. Mr. Singh and Eric Mandelblatt ("Mr. Mandelblatt") are Co-Chief Executive Officers of TPG-Axon Management.

      Each of Singh LLC, GPLLC, PartnersGP, Mr. Singh and Mr. Mandelblatt disclaims beneficial ownership of all of the 17,500 shares of Series A Convertible Preferred Stock convertible into 7,000,000 shares of Common Stock reported in this 13G.

      (b) Percent of class:

          5.70%*

      (c) Number of shares as to which the person has:

          (i)     Sole power to vote or to direct the vote:

                  0

          (ii)    Shared power to vote or to direct the vote:

                  See Item 4(a).

-------------------                                          ------------------
CUSIP NO. 29259G101                   13G                    Page 11 of 16 Pages
-------------------                                          ------------------

          (iii)   Sole power to dispose or to direct the disposition of:

                  0

            (iv)  Shared power to dispose or to direct the disposition of:

                  See Item 4(a).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

      Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
        THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP

      Not applicable.

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                          -------------------
CUSIP NO. 29259G101                   13G                    Page 12 of 16 Pages
-------------------                                          -------------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  November 9, 2006



                               TPG-Axon GP, LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners GP, L.P.
                               By: TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners, LP
                               By:  TPG-Axon Partners GP, L.P., general partner
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Capital Management, L.P.
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President

-------------------                                          -------------------
CUSIP NO. 29259G101                   13G                    Page 13 of 16 Pages
-------------------                                          -------------------


                               TPG-Axon Partners (Offshore), Ltd.


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Director


                                Dinakar Singh LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Managing Member


                                /s/ Dinakar Singh
                               ---------------------------
                                    Dinakar Singh

-------------------                                          -------------------
CUSIP NO. 29259G101                   13G                    Page 14 of 16 Pages
-------------------                                          -------------------



                                LIST OF EXHIBITS
                                 TO SCHEDULE 13G

                                                                            Page
                                                                            ----

1. Joint Filing Agreement.........................................           15

-------------------                                          -------------------
CUSIP NO. 29259G101                   13G                    Page 15 of 16 Pages
-------------------                                          -------------------

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT

         Each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.


Dated:  November 9, 2006


                                TPG-Axon GP, LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners GP, L.P.
                               By: TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners, LP
                               By:  TPG-Axon Partners GP, L.P., general partner
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President

-------------------                                          -------------------
CUSIP NO. 29259G101                   13G                    Page 16 of 16 Pages
-------------------                                          -------------------


                               TPG-Axon Capital Management, L.P.
                               By:  TPG-Axon GP, LLC, general partner


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Co-President


                               TPG-Axon Partners (Offshore), Ltd.


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Director


                                Dinakar Singh LLC


                               By:  /s/  Dinakar Singh
                                    ----------------------
                                    Dinakar Singh
                                    Managing Member


                                /s/ Dinakar Singh
                               ---------------------------
                                    Dinakar Singh